Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
          This AMENDMENT (“Amendment”) is made and entered into as of the 8th day of February, 2007 by and between Laidlaw International, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as successor by consolidation to Wells Fargo Bank Minnesota, National Association, as rights agent (the “Rights Agent”).
W I T N E S S E T H
          WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement, dated as of June 23, 2003 (the “Rights Agreement”);
          WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, FirstGroup plc, a public limited company organized under the laws of Scotland (“Parent”), and Fern Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), pursuant to which, among other things, Sub will merge with and into the Company (the “Merger”);
          WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the Merger;
          WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable pursuant to Section 23 of the Rights Agreement, subject to certain limitations, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of any holders of Rights or Common Shares;
          WHEREAS, in accordance with Section 27 of the Rights Agreement, an officer of the Company has delivered a certificate as to the compliance of this Amendment with the terms of Section 27 of the Rights Agreement;
          WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing; and
          WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement.
          NOW, THEREFORE, in consideration of the premises and agreements set forth herein and in the Rights Agreement, the parties hereto, intending to be legally bound, agree as follows:
          Section 1. Defined Terms. Section 1 of the Rights Agreement is hereby amended to add thereto the following paragraphs (gg), (hh), (ii) and (jj) which provide as follows:

“(gg) “Merger” shall mean the merger of Sub with and into the Company pursuant to the terms of the Merger Agreement.
(hh) “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of February 8, 2007, by and among the Company, Parent and Sub, as it may be amended from time to time.
(ii) “Parent” shall mean FirstGroup plc, a public limited company incorporated under the laws of Scotland.
(jj) “Sub” shall mean Fern Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent.
          Section 2. Amendment to Definition of Acquiring Person. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:
“Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its existing or future Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the public or other announcement of the Merger Agreement or the transactions contemplated thereby, (iii) the consummation of the Merger or (iv) the consummation of any other transaction contemplated by the Merger Agreement.”
          Section 3. Amendment to Definition of Expiration Date. Section 1(m) of the Rights Agreement is amended by deleting the word “and” immediately preceding clause (iii) and adding the following at the end of clause (iii):
“and (iv) immediately prior to the effective time of the Merger.”
          Section 4. Termination of Merger Agreement. If for any reason the Merger Agreement is terminated, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the effectiveness of this Amendment. If for any reason the Merger Agreement is terminated, the Company shall notify the Rights Agent in accordance with Section 21 of the Rights Agreement.
          Section 5. Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as amended by this Amendment, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.
          Section 6. Severability. If any provision of this Amendment, or the application of such provision to any person or circumstance, shall be held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 7. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.
          Section 8. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.
          Section 9. Waiver of Notice. The Company and the Rights Agent hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.
          Section 10. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

Attest:		LAIDLAW INTERNATIONAL, INC.

By:	/s/ Richard J. Parker	By:	/s/ Beth Byster Corvino

Name:	Richard J. Parker	Name:	Beth Byster Corvino
Title:	Assistant General Counsel and	Title:	Executive Vice President, General
	Assistant Secretary		Counsel and Secretary

Countersigned:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Rights Agent

		By:	/s/ Jane Y. Schweiger

		Name:	Jane Y. Schweiger
		Title:	Vice President